                                                             Exhibit 23(p)(xvii)

                                 CODE OF ETHICS
                      SYSTEMATIC FINANCIAL MANAGEMENT, L.P.
                              Adopted January 1998

I.       STATEMENT OF POLICY

         This Code of Ethics ("Code") is being adopted under Rule 17j-1 promulgated by the Securities and Exchange Commission pursuant to Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act"). In general, Rule 17j-1 imposes an obligation on registered investment companies and their investment advisers and principal underwriters to adopt written Codes of Ethics covering the securities activities of certain of their directors, officers and employees. This Code is designed to ensure that those individuals who have access to information regarding the portfolio securities activities of clients not use (intentionally or unintentionally) information concerning such clients' portfolio securities activities for his or her personal benefit and to the detriment of such client. This Code also sets forth procedures designated to aid Systematic Financial Management, L.P. in complying with certain of the rules promulgated by the Securities and Exchange Commission pursuant to Sections 204 and 204A of the Investment Advisers Act of 1940, as amended.

         This Code is intended to cover all Access Persons (as this and other capitalized terms are defined in Section II of this Code) of Systematic Financial Management, L.P. (the "Adviser"). All Access Persons are subject to and bound by the terms of this Code.

         Please be aware that personal securities transactions by employees (and, in particular, portfolio managers) raise several concerns which are most easily resolved by such employees not actively trading for their own accounts. Accordingly, it is the general policy of the Adviser to prohibit all personal securities transactions by Access Persons of the Adviser. Access Persons of the Advisor may participate in non-discretionary investment vehicles such as mutual funds. While it is not possible to specifically define and prescribe rules addressing all possible situations in which conflicts may arise, this Code sets forth the Adviser's policy regarding conduct in those situations in which conflicts are most likely to develop.

GENERAL PRINCIPLES

         All persons subject to this code should keep the following general fiduciary principles in mind in discharging his or her obligations under the Code. Each person subject to this code shall:

         a. at all times, place the interests of Investment Advisory Clients before his or her personal interests;

         b. conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

         c. not take any inappropriate advantage of his or her position with or on behalf of any Investment Advisory Client.

II.      DEFINITIONS

         a. "Access Person" shall mean any director, officer, general partner (provided however, that with respect to a general partner which is other than a Ventral person. such general partner shall not be deemed an "Access Person," but certain of its employees may be deemed to be Additional Advisory Persons if they meet the requirements set forth in the definition of Additional Advisory Person), principal, employee, or Additional Advisory Person of the Adviser.

         b. "Additional Advisory Person" shall mean any employee of any company in a Control relationship with the Adviser who, in connection with his regular functions or duties, makes, participates in or obtains information regarding a purchase or sale of a Security by an Investment Advisory Client of the Adviser or whose functions relate to making of any recommendations with respect to such purchases or sales, or any natural person in a Control relationship to the Adviser who obtains information concerning recommendations made to any Investment Advisory Client with respect to the purchase or sale of a Security. This includes all employees other than Access Persons in Systematic's home office and those employees who have access to security information in our regional office(s). Going forward in this document, the term "Access Person" includes the definition of "Access Person" and "Additional Advisory Person".

         c. "Additional Non-Advisory Person" shall mean any employee of any company in a Non-Control relationship with the Adviser who, in connection with his regular functions or duties, does not participate in or obtain information regarding a purchase or sale of a security by an Investment Advisory Client of the Adviser or whose functions do not relate to making any recommendations with respect to such purchases or sales, or is not in a Control relationship to the Adviser who obtains information concerning recommendations made to any Investment Advisory Client with respect to the purchase or sale of a Security. This catagory only includes non-access personnel in Systematic's regional office(s).

         d. "Adviser" shall mean Systematic Financial Management, L.P., a Delaware limited partnership.

         e. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Application of this definition is explained in more detail in Appendix A hereto, but generally includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares, a direct or indirect pecuniary or voting interest in a security.

         f.       "Code " shall mean this Code of Ethics.

         g. A Security is being "considered for purchase or sale" when the Adviser has undertaken a project to report on a specific Security or to prepare a draft or final report on such Security or if a recommendation has been made by any Portfolio Manager or member of the Investment Policy Committee with respect to a Security (and, with respect to Portfolio Managers and members of the Investment Policy Committee, if such person is considering making such a recommendation).

         h.       "Control" shall have the same meaning as that set forth in
Section 2(a)(36) of the 1940 Act. Generally, it means the power to exercise a controlling influence on the management or policies of a company, unless such power is solely the result of an official position with such company.

         i. "Designated Officer" shall mean the Compliance Officer of the Adviser, who shall be responsible for management of the Adviser's program of compliance with the Code of Ethics; provided, however, that if the Designated Officer is required to obtain approval from or submit a report to, the Designated Officer hereunder, he shall seek such approval from, or submit such report to a person designated by the President of the Adviser or, if no such person is designated, the President of the Adviser who shall for such purpose be deemed the Designated Officer.

         j. "Investment Advisory Client" shall mean any Investment Company Client and any other client or account which is advised or subadvised by the Adviser as to the value of Securities or as to the advisability of investing in, purchasing or selling Securities.

         k. "Investment Company" shall have the same meaning as set forth in Section; of the Investment Company Act of 1940, as amended.

         l. "Investment Company Client" shall mean any registered Investment Company managed, advised and/or subadvised by the Adviser.

         m. "Investment Policy Committee" means the Investment Policy Committee of the Adviser or any other body of the Adviser serving an equivalent function.

         n. "1940 Act " means the Investment Company Act of 1940, as amended.

         o. "Portfolio Manager" shall mean any Access Person with direct responsibility and authority to make investment decisions affecting any Investment Company Client and shall include, without limitation, all members of the Adviser's Investment Policy Committee.

         p. A "purchase" or "sale" of a Security includes, among other things, the purchase or writing of an option to purchase or sell a Security.

         q.       "Security" shall have the same meaning as that set forth in
Section 2(a)(36) of the 1940 Act (generally, all securities, including options, warrants and other rights to purchase securities) except that it shall not include (i) securities issued by the Government of the United States or an agency or instrumentality thereof (including all short-term debt securities which are

"government securities" within the meaning of Section 2(a)(16) of the 1940 Act),
(ii) bankers' acceptances, (iii) bank certificates of deposit, (iv) commercial paper, and (v) shares of registered open-end investment companies.

III.     RESTRICTIONS

         a.       Blackout Periods and Pre-Clearance

         No employee of Systematic Financial Management shall sell, directly or indirectly, (a) any Security in which he or she has, or by reason of such transaction acquires any direct or indirect beneficial ownership either on a day during which an Investment Advisory Client has a pending buy or sell order in that same Security or within at least seven calendar days before and after any Investment Advisory Client trades (or has traded) in that Security, or (b) any Security which is being considered for purchase or sale, unless specifically approved by the Compliance Officer.

         Every employee must pre-clear intent to trade (sell) and receive written pre-clearance for their personal trades from the Compliance Officer in order to assure adherence to the black-out period. This pre-clearance is then recorded and compared to both the Personal Quarterly Securities Transaction Reports completed by all employees and their corresponding brokerage statement.

         b.       Initial Public Offerings

         No Access Person shall acquire direct or indirect beneficial ownership of any Security in an initial public offering.

         c.       Private Placements/OTC Trading

         With regard to private placements and transactions in securities which are not listed on the New York Stock Exchange or American Stock Exchange, or traded in the National Association of Securities Dealers Automated Quotation System (together "Unlisted Securities"):

                  Each Access Person contemplating the acquisition of direct or indirect beneficial ownership of a Security in a private placement transaction or a Security which is an Unlisted Security, shall obtain express prior written approval from the Designated Officer for any such acquisition (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for one or more Investment Advisory Clients, and whether such opportunity is being offered to such Access Person by virtue of his or her position with the Adviser); and

                  If an Access Person shall have acquired direct or indirect beneficial ownership of a Security of an issuer in a private placement transaction or of a Security which is an Unlisted Security, such Access Person shall disclose such personal investment to the Designated Officer prior to each subsequent recommendation to any Investment Advisory Client for which he acts in a capacity as an Access Person, for investment in that issuer.

                  If an Access Person shall have acquired direct or indirect beneficial ownership of a Security of an issuer in a private placement transaction or of a Security which is an Unlisted Security, any subsequent decision or recommendation by such Access Person to purchase Securities of the same issuer for the account of an Investment Advisory Client shall be subject to an independent review by advisory personnel with no personal interest in the issuer.

         d.       Short-Term Trading Profits

         No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or "equivalent") Securities of which such Access Person has, or by reason of such transactions acquired, direct or indirect beneficial ownership. within 60 calendar days, except to the extent that the transaction has been pre-cleared in accordance with the procedures set forth in Article V of this Code, with consideration given to all relevant circumstances. Any profit so realized without prior approval shall be disgorged as directed by the Designated Officer. For purposes of this paragraph (d) the term "equivalent" shall mean, with respect to another Security (the "subject Security"), any Security of the same class as the subject Security, as well as any option (including puts and calls), warrant convertible security, subscription or stock appreciation right, or other right or privilege on, for or with respect to the subject Security.

         e.       Gifts

         No Access Person or a member of his or her family shall seek or accept gifts. favors, preferential treatment or special arrangements from any broker, dealer, investment adviser, financial institution or other supplier of goods and services to the Adviser or its Investment Advisory Clients, or from any company whose Securities have been purchased or sold or considered for purchase or sale on behalf of the Adviser's Investment Advisory Clients. The foregoing sentence shall not prohibit any benefit or direct or indirect compensation to the Access Person from any entity under common Control with the Adviser for bona fide services rendered as an officer, director or employee of such person. This prohibition shall not apply to (i) gifts of small value, usually in the nature of reminder advertising such as pens, calendars, etc., which in the aggregate do not exceed $150 in value in any one calendar year, (ii) occasional participation in lunches, dinners, cocktail parties, sporting events or similar social gatherings conducted for business purposes that is not so frequent, so costly or so expensive as to raise any questions of impropriety, and (iii) any other gift approved in writing by the Designated Officer.

         f.       Receipt of Brokerage Discounts etc.

         No Access Person shall, with respect to an account in which he or she has any direct or indirect beneficial ownership, accept any discount or other special consideration from any registered broker or dealer which is not made available to other customers and clients of such broker or dealer.

         g.       Service as a Director

         (i) No Access Person shall serve on a board of directors of any company without prior authorization from the Designated Officer and the President of the Adviser as well as a majority of the Investment Policy Committee (without including the Access Person requesting authorization if he is then a member of the Investment Policy Committee), based upon a determination that such board service would be consistent with the interests of Investment Advisory Clients and their respective shareholders.

         (ii) If board service of an Access Person is authorized, such Access Person shall be isolated from investment decisions with respect to the company of which he or she is a director through procedures approved by the Designated Officer.

         h.       Outside Investment Advisory Service.

         No Access Person may render investment advisory services to any person or entity not (i) a client of the Adviser, or (ii) a member of (or trust or other arrangement for the benefit of) the family of, or a close personal friend of, such Access Person, without first obtaining the permission of the Designated Officer. This restriction is supplemental to, and does not in any way modify, the obligations of any Access Person who has a separate agreement with the Adviser and/or its general partner with respect to competitive activities.

         i.       Nonpublic Material Information.

         No Access Person shall utilize nonpublic material information about any issuer of Securities in the course of rendering investment advice or making investment decisions on behalf of the Adviser or its Investment Advisory Clients. Nonpublic material information is material information not generally available to the public. No Access Person should solicit from any issuer of Securities any such nonpublic material information. Any Access Person inadvertently receiving nonpublic information regarding Securities held by an Investment Advisory Client of the Adviser should notify the Designated Officer immediately.

         j.       Transactions With Investment Advisory Clients.

         No Access Person shall knowingly sell to or purchase from any Investment Advisory Client any Security or other property of which he or she has, or by reason of such transaction acquires, direct or indirect beneficial ownership, except Securities of which such Investment Advisory Client is the issuer.

IV.       EXEMPTIONS

         The restrictions of Article III (a)-(d) of this Code shall not apply to the following:

         a. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

         b. Purchases or sales which are non-volitional on the part of either the Access Person or the Investment Advisory Client (s) of the Adviser,

         c. Purchases which are part of an automatic dividend reinvestment plan;

         d. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

         e. Purchases or sales of instruments that are not within the definition of a "Security" as set forth in Article I of this Code; and

         f. Purchases or sales other than those exempted in (a) through (e) of this Article IV that have been authorized in advance, in writing by the Designated Office following a specific determination that the transaction is consistent with the statement of General Principles embodied in Article I of this Code.

V.       COMPLIANCE PROCEDURES

         a. An Access Person, who is (x) a member of the Investment Policy Committee, (y) a Portfolio Manager, or (z) an Additional Advisory Person may not directly or indirectly, acquire beneficial ownership of a Security except as provided herein unless:

         (i) such purchase was done before full-time employment at SFM; or

         (ii) the ownership of Security during the time of employment was a gift; and

Access Persons can dispose of beneficial ownership of a Security after obtaining pre-clearance from the Compliance Officer.

Access Persons may only participate in investment vehicles in which they have no discretionary control, e.g. open end mutual funds.

         b. An Additional Non-Advisory Person are not limited to buying Mutual Funds only.

         c.       Reporting

         (i) Every Access Person shall sign a report in writing to the Designated Officer not later than 10 days after the end of each calendar quarter. This report shall be on a standard Personal Quarterly Securities Transaction Report form (a copy of which is attached as Exhibit B) and shall set forth the information described in Paragraph V.b (ii) hereof with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security.

         (ii) Every report by an Access Person or Independent Trustee required by Paragraph (i) above shall contain the following information:

                  (a) The date of each transaction the title and the number of shares or the principal amount of each Security involved, as applicable;

                  (b) The nature of each transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (c)      The price at which each transaction was effected; and

                  (d) The name of the broker, dealer or bank with or through whom each transaction was effected.

         Any such report may contain a statement that the report shall not be construed as an admission by the Access Person or Independent Trustee making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

         (iii) The Designated Officer shall review or supervise the review of the personal Securities transactions reported pursuant to Article V. As part of that review each such reported Securities transaction shall be compared against completed and contemplated portfolio transactions of Investment Advisory Clients. Before making any determination that a violation has been committed by any person, such person shall be given an opportunity to supply additional explanatory material. If the Designated .Officer determines that a material violation of this Code has or may have occurred; he shall submit his written determination, together with the transaction report (if any) and any additional explanatory material provided by the individual, to the President of the Adviser (or, if the purported violation occurred with respect to the President. then to the Committee described in Section VII c of this Code), who shall make an independent determination of whether a material violation has occurred.

         d.       Disclosure Requirements

         (i) All Access Persons shall identify all Securities accounts in which they have beneficial ownership and disclose to the Designated Officer all personal Securities holdings upon the adoption of this Code, upon commencement of employment, and thereafter on an annual basis.

         (ii) All Access Persons shall supply the Designated Officer on a timely basis periodic statements for all Securities accounts.

         e.       Certificate of Compliance

         (i) Each Access Person is required to certify annually, not later than February 15th, that he or she has read and understood this Code and recognizes that he or she is subject to such Code. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal Securities transactions pursuant to the requirements of the Code. The foregoing certifications must be set forth in writing on a standard Code of Ethics Annual Certification form (a copy of which is attached as Exhibit C).

         (ii) The Designated Officer is required to certify annually, not later than March 15th, that each Access Person of the Adviser has timely submitted each of his or her Personal Quarterly Securities Transactions Report forms for the prior calendar year, as well as his or her Code of Ethics Annual Certification form for the then current year, or the fact that any Access Person has failed to comply with such or other provisions of this Code of Ethics together with a written description of such failure and a description of those remedial steps which have been taken. Copies of the foregoing certification shall be given to the President of the Adviser, as well as to Affiliated Managers Group, Inc., attn: Nathaniel Dalton, Senior Vice President.

VI.      SANCTIONS

         a.       Forms of Sanction.

         Any Access Person who is determined to have violated any provision of this Code shall be subject to sanctions, which may include any one or more of the following: censure, suspension without pay, termination of employment or disgorgement of any profits realized on transactions in violation of this Code.

         b.       Procedures.

         If the Designated Officer finds that a material violation has occurred, he shall report the violation and the suggested corrective action and sanctions to the President of the Adviser, who may at the request of the individual involved review the matter, and shall impose such sanction as he deems appropriate, after consultation with the Committee described in Section VII c of this Code.

VII.     MISCELLANEOUS PROVISIONS

         a.       Records.

         The Adviser shall maintain records as required by Rule 17j-1 under the 1940 Act and Rule 204-2 under the Investment Advisors Act of 1940 and in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 3la-2(f)(l) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission:

         (i) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         (ii) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         (iii) A copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

         (iv) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         b.        Confidentiality.

         All reports of Securities transactions and any other information filed with the Adviser or its Investment Advisory Clients or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein, by the Designated Officer or President of the Adviser, by the Committee described in Section VII c of this Code and by representatives of the Securities and Exchange Commission.

         c.        Interpretation of Provisions.

         A Committee consisting of the President of the Adviser, the Designated Officer and a representative of Affiliated Managers Group, Inc. may from time to time adopt such interpretations of this Code as it may dean appropriate.

         d.       Effect of Violation of this Code.

         In adopting Rule 1 7j-1, the Commission specifically noted in Investment Company Act Release No. IC-11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of the Rule. In adopting this Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.

                                                      Appendix to Code of Ethics

                                 CODE OF ETHICS
                        EXAMPLES OF BENEFICIAL OWNERSHIP

The Code of Ethics relates to the purchase or sale of securities of which an Access Person has a direct or indirect "beneficial ownership" except for purchases or sales over which such individual has no direct or indirect influence or control.

Examples of Beneficial Ownership

         What constitutes "beneficial ownership" has been dealt with in a number of SEC releases and has grown to encompass many diverse situations. These include securities held:

         (a) by you for your own benefit, whether bearer, registered in your oval name, or otherwise;

         (b) by others for your benefit (regardless of whether or how registered), such as securities held for you by custodians, brokers, relatives, executors or administrators;

         (c)      for your account by pledgers;

         (d)      by a trust in which you have an income or remainder interest.
         Exceptions: where your only interest is to get principal if (1) some other remainderman dies before distribution, or (2) if some other person can direct by will a distribution of trust property or income to you;

         (e) by you as trustee or co-trustee, where either of you or members of your immediate family, i.e., spouse, children and their descendants, step-children, parents and their ancestors, and step-parents (treating a legal adoption as blood relationship), have an income or remainder interest in the trust;

         (f) by a trust of which you are the settler, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries;

         (g)       by any partnership in which you are a partner,

         (h) by a personal holding company controlled by you alone or jointly with others;

         (i)      in the name of your spouse unless legally separated;

         (j) in the name of minor children or in the name of any relative of yours or of your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the dividends are not actually used for the maintenance of your home;

         (k) in the name of another person (other than those listed in (i) and (j) just above), if by reason of any contract, understanding., relationship, agreement, or other arrangement, you obtain benefits substantially equivalent to those of ownership;

         (1) in the name of any person other than yourself, even though you do not obtain benefits substantially equivalent to those of ownership as described in (k) just above), if you can vest or revest title in yourself.

                                 CODE OF ETHICS
                            ANNUAL CERTIFICATION FORM

I have read and reviewed the Firm's Code of Ethics adopted under Rule 17j-1. I understand such policies and procedures and recognize that I am subject to them and understand the penalties for non-compliance. I certify that I am in full compliance with the Firm's Code of Ethics. I further certify that I have fully and accurately completed this certificate. If there are any exceptions, they are fully disclosed below.

EXCEPTIONS (described fully):

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Signature:        _________________________________

Name:             _________________________________
(please print)

Date:             _________________________________